Exhibit 99.1

S&P Global Names Richard Thornburgh Non-Executive Chairman of the Board; Announces Retirement of Charles Haldeman, Jr.

Company Adds Ian P. Livingston to its Board of Directors

New York, September 30, 2020 – S&P Global (NYSE: SPGI) announced today that its Board of Directors has named Richard E. “Dick” Thornburgh to succeed Charles E. “Ed” Haldeman, Jr. as the Non-Executive Chairman of the Board, effective October 1, 2020.

Mr. Haldeman, age 71, a member of the Board of Directors of S&P Global since 2012, advised the Company that pursuant to the Board’s refreshment policies under its Corporate Governance Guidelines, he will retire from the Board at the end of his current term and will not stand for re-election at the Company’s 2021 Annual Meeting of Shareholders. Mr. Haldeman, who has served as the Non-Executive Chairman of the Board since 2015, will retire from his position as Non-Executive Chairman of the Board, effective October 1, 2020, prior to the end of his current term, to help facilitate a smooth and orderly transition of Board leadership.

“It’s been an honor to serve as a member of the Board of Directors of S&P Global, including as Chairman,” says Mr. Haldeman. “I have been continuously impressed by the leadership and the employees of the Company and their commitment to serving their customers and keeping the market informed.”

“This is a bittersweet day for S&P Global. Ed has played an important role in the evolution and growth of the Company since he joined our Board eight years ago,” says Douglas L. Peterson, President and CEO of S&P Global. “His guidance, candor, and leadership on corporate governance issues strengthened our already very talented Board of Directors and helped make us the Company we are today.”

“At the same time, we are exceptionally fortunate to be able to elevate an accomplished, globally minded leader in Dick Thornburgh to Chairman of the Board,” continues Mr. Peterson. “Dick has been a valued member of our Board since 2011, knows our business and long-term growth potential exceptionally well and stands ready to provide outstanding leadership.”

Mr. Thornburgh has served as an independent Director of the Company since 2011 and Chair of the Board’s Finance Committee since 2016. He has previously held key positions with Credit Suisse Group A.G., including Chief Financial Officer, Chief Risk Officer, Vice Chairman of the Board, chair of its Risk Committee and member of the Executive Board. He has also served as Non-Executive Director and Chairman of Credit Suisse Holdings (USA), Inc. and Executive Vice Chairman of Credit Suisse First Boston (CSFB), the investment banking arm of Credit Suisse Group A.G. Mr. Thornburgh is currently senior advisor to Corsair Capital and a Director of Repay Holdings Corporation, serving on its Nominating and Corporate Governance Committee and its Technology Committee.

“I look forward to continuing my work on the Board of S&P Global, and it is an honor for me to take on the role of Chairman,” says Mr. Thornburgh. “Over the past nine years I have seen the Company successfully address significant strategic challenges and opportunities, while transforming from a conglomerate to an operating company model. Through that period S&P Global focused on innovation and growth to better serve our clients, continued to invest in and support our employees and communities while improving shareholder value.”

Until his term on the Board ends, Mr. Haldeman will continue to serve as a member of the Board’s Finance Committee, Nominating and Corporate Governance Committee and Executive Committee, with Mr. Thornburgh replacing him as the Executive Committee Chair.

In connection with this transition, the Board appointed Marco Alverà to replace Mr. Thornburgh as Chair of the Finance Committee, effective October 1, 2020.

The Board also elected Lord Ian P. Livingston to serve as a Director of the Company, effective immediately, to fill the anticipated vacancy created by Mr. Haldeman’s upcoming retirement. Lord Livingston will serve on the Board’s Audit Committee and Compensation and Leadership Development Committee.

Lord Livingston is currently Chairman of Dixons Carphone plc, one of Europe’s leading consumer electronics retailers. He is also a member of the House of Lords of the United Kingdom having been Minister of State for Trade and Investment, responsible for promoting the United Kingdom’s exports and inward foreign investment and trade policy from 2013 to 2015. He has also served as Chairman of Man Group plc from 2016-2019. He was the CEO of BT Group plc from 2008 to 2013 where he led a substantial improvement in performance, profitability and stock price. Along with previous executive director roles, including Group CFO, at BT Group and Dixons Group plc, he served as non-executive director of The Celtic Football Club, and the luxury hotel groups, Belmond Ltd and Hilton Group plc.

“We are delighted to add Ian to our Board,” says Mr. Peterson. “He is an experienced leader and executive who will bring deep insights into technological innovation, global business, and policy to our Company.”

About S&P Global
S&P Global (NYSE: SPGI) is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data and insights on critical economic, market and business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts.

# # #

Media Contacts
David R Guarino
Chief Communications Officer
S&P Global
Dave.Guarino@spglobal.com
201 755 5334

Christopher Krantz
EMEA Regional Communications Lead
S&P Global
Christopher.Krantz@spglobal.com
+44 20 7176 0060